Exhibit 4.1

$308,921.06	January 31, 2008
THIS SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE DUE 2009 (“NOTE”) AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO XATA CORPORATION THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT IN FAVOR OF SILICON VALLEY BANK, DATED AS OF JANUARY 31, 2008 (THE “SVB SUBORDINATION AGREEMENT”).
THIS NOTE IS SUBJECT TO A SUBORDINATION AGREEMENT IN FAVOR OF PARTNERS FOR GROWTH II, L.P., DATED AS OF JANUARY 31, 2008 (THE “PFG SUBORDINATION AGREEMENT,” AND, TOGETHER WITH THE SVB SUBORDINATION AGREEMENT, THE “SUBORDINATION AGREEMENTS”).
SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE DUE 2009
     XATA Corporation, a Minnesota corporation (the “Maker”), for value received, promises to pay to Platinum Equity Capital Partners, L.P. (the “Holder”) the principal sum of three hundred and eight thousand nine hundred twenty-one and 06/100 dollars ($308,921.06) on January 31, 2009 or, if earlier, upon the occurrence of a Change in Control (as defined in Exhibit A hereto) (the “Maturity Date”) as provided herein. The Maker also promises to pay interest from the date of this Note until payment in full on the unpaid principal balance as set forth in Section 1 below.
     1. Payments.
          (a) The interest rate payable hereunder shall be 11% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. In addition, all accrued and unpaid interest on this Note will be due and payable on the day that all principal is due and payable, whether on the Maturity Date, by acceleration or otherwise. Upon the occurrence of an Event of Default, interest payable hereunder shall be 14.5% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days, compounded annually.
          (b) Payment shall be made in lawful tender of the United States in immediately available funds, and shall be credited first to accrued interest then due and payable with the remainder applied to principal. Prepayment of the principal, in whole or in part together with accrued interest, may be made at any time without penalty or premium.

     2. Subordination; Ranking.
          (a) This Note and all principal, interest and other amounts, if any, payable hereunder shall be subject to the Subordination Agreements and is subordinated in right of payment to the extent and in the manner provided in the Subordination Agreements. No indebtedness which does not constitute Senior Debt shall be senior in any respect to this Note. For purposes of this Note, “Senior Debt” shall mean the “Senior Debt” as defined in the Subordination Agreements.
          (b) This Note and all principal, interest and other amounts, if any, payable hereunder shall in all respects rank pari passu in right of payment with any indebtedness of the Maker that is not Senior Debt.
     3. Conversion.
          (a) At the option of the Holder, if this Note is not paid in full on the Maturity Date or upon acceleration, it shall be convertible at any time thereafter into a number of shares of common stock, $0.01 par value per share, of the Maker (“Common Stock”), calculated by dividing the principal amount of this Note by $3.3080 (the “Conversion Price”), as such Conversion Price is subject to adjustment as set forth in subsections (d) and (e) below.
          (b) In connection with any conversion of this Note, all interest accrued and compounded pursuant to Section 1(a) of this Note shall, at the option of the Holder, (1) be convertible into Common Stock based upon the terms of this Section 3 or (2) be paid in cash.
          (c) As soon as practicable after the conversion of this Note, the Maker at its expense will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of shares of Common Stock to which the Holder shall be entitled on such conversion. No fractional shares will be issued on conversion of the Note. If on conversion of the Note a fraction of a share results, the Company will pay the cash value of that fractional share based on the Conversion Price then in effect. Such conversion shall be deemed to have been made immediately prior to the close of business on the date notice of conversion is given in accordance with this Note, and the person or persons entitled to receive the shares of stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of stock on such date.
          (d) In the event the outstanding shares of Common Stock shall, after date hereof, be further subdivided (split), or combined (reverse split), by reclassification or otherwise, or in the event of any dividend or other distribution payable on the Common Stock in shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision, combination, dividend or other distribution shall, concurrently with the effectiveness of such subdivision, combination or dividend or other distribution, be proportionately adjusted.
          (e) In the event of any reclassification, reorganization or exchange of the Maker’s securities, or any consolidation or merger of the Maker, or in the event the Maker at any time or from time to time after the date of this Note makes or declares a dividend or other distribution payable in cash, securities or property (other than Common Stock), then and in each such event provision shall be made so that the Holder shall receive, upon conversion of this Note, in addition to the amount of securities receivable thereupon, the amount of cash, securities or other property which the Holder would have received had this Note been converted on the date of such event and had the

Holder thereafter, during the period from the date of such event to and including the conversion date, retained such cash, securities or other property receivable during such period.
          (f) Upon the occurrence of each adjustment or readjustment of a Conversion Price, the Maker at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.
          (g) The Maker shall reserve and keep available out of its authorized but unissued Common Stock such number of shares of Common Stock and other securities as shall from time to time be sufficient to effect conversion of this Note. The Maker will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, dividend or other distribution of cash or property, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Maker, but will at all times in good faith assist in the carrying out of all the provisions hereof, and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder as set forth herein against impairment.
     4. Events of Default. If any of the following events (each, an “Event of Default”) shall occur:
          (a) the Maker shall fail to make any payment hereunder when due and payable, and such failure shall continue unremedied for a period of five (5) days after notice thereof from the Holder to the Maker; or
          (b) the Maker shall fail to make any payment under any indebtedness of the Maker that is outstanding in an aggregate principal amount of at least $2,000,000, including, without limitation, indebtedness of the Maker under the Credit Agreement, when the same becomes due and payable, and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such indebtedness, either (i) when and as the same becomes due and payable at the stated maturity of such indebtedness or (ii) at any other time if, as a result of such nonpayment, the maturity of such indebtedness is accelerated; or
          (c) the Maker shall generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar federal, state or foreign law or seeking dissolution, liquidation or reorganization or the appointment of a receiver, trustee, custodian or liquidator for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian or liquidator for a substantial portion of its property, assets or business, or shall by any act or failure to act indicate its consent to or approval of any of the foregoing, or if any corporate action is taken by the Maker for the purpose of effecting any of the foregoing; or
          (d) involuntary proceedings or an involuntary petition shall be commenced or filed against the Maker under any bankruptcy, insolvency or similar federal, state or foreign law or seeking the dissolution, liquidation or reorganization of it or the appointment of a receiver, trustee, custodian or liquidator for it or of a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed within 60 days; or any writ, judgment, tax lien, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such writ, judgment, lien, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or any winding-up, dissolution, liquidation or reorganization of the Maker;
then, and in every such event, and at any time thereafter during the continuance of such event, (i) in the case of an Event of Default under clauses (a) and (b), the Holders of a majority of the outstanding principal amount of all Notes may declare all principal and accrued interest and all other fees and other obligations of the Maker under the Notes to be due and payable, and (ii) in the case of an Event of Default under clauses (c) or (d), all principal and accrued interest on all outstanding Notes and all fees and other obligations of the Maker under the Notes will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Holders, in either case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Maker, except the notice provided for in clause (a) above.
     5. No Offset Rights The Maker may not offset any amounts due or claimed to be due from the Holder to the Maker against amounts due to the Holder under this Note.
     6. Series of Notes; Actions by Majority. This Note is one of a series of Notes of like tenor issued in an original aggregate principal amount of up to $525,000 in connection with the transactions contemplated by that certain Stock Purchase Agreement dated as of December 19, 2007 among the Maker, the Holder and the other parties thereto. When actions are specified herein as happening upon the decision of holders of a majority in principal amount of the Notes, such action shall be evidenced by a writing executed by such Holders and delivered to all Holders of Notes and shall be the act of and binding on all Holders. All payments on this Note shall be made simultaneously with corresponding payments to all other Notes, and, to the extent the Company has insufficient funds to repay in full all of the Notes, payments shall be made with respect to all of the Notes on a pro rata basis based upon the principal amounts thereof.
     7. Costs and Expenses. The Maker promises to pay all costs and expenses, including reasonable attorneys’ fees, incurred by the Holder in connection with the enforcement of, or collection of any amounts due under, this Note. The Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument, except for notices to which the Maker is expressly entitled under this Note.

     8. Successors and Assigns. This Note shall be binding upon, and shall inure to the benefit of, the Maker and the Holder and their respective successors and assigns; provided, however, that neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Maker without the prior written consent of the Holder.
     9. Modifications and Amendments; Reissuance of Note. This Note may only be modified, amended, or terminated (other than by payment in full) by an agreement in writing signed by the Maker and the Holders of a majority in principal amount of all Notes. No waiver of any term, covenant or provision of this Note shall be effective unless given in writing by the Holders of a majority in principal amount of all Notes. Upon receipt of evidence reasonably satisfactory to the Maker of the loss, theft, destruction, or mutilation of this Note and of an unsecured agreement of indemnity reasonably satisfactory to the Maker, and upon surrender or cancellation of this Note, if mutilated, the Maker will make and deliver a new Note of like tenor in lieu of such lost, stolen, destroyed, or mutilated Note.
     10. Remedies Cumulative. Each and every right, power and remedy herein given to the Holder, or otherwise existing, shall be cumulative and not exclusive and be in addition to all other rights, powers and remedies now or hereafter granted (including, without limitation, other rights of set-off under applicable law) or otherwise existing. Each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Holder.
     11. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by facsimile, hand or by messenger (which may be by overnight delivery service), addressed:

(a)	if to the Maker, to:	XATA Corporation
965 Prairie Center Drive
Eden Prairie, MN 55344
Attn: Mark Ties
Facsimile No.: (952) 641-5848

	with a copy to:	Faegre & Benson LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attn: Michael Coddington, Esq.
Facsimile No.: (612) 766-1600
or at such other address and facsimile number as the Maker shall have furnished to the Holder by first class mail; or

(b	)	if to the Holder, to:	c/o Platinum Equity Advisors, LLC
360 North Crescent Drive, South Building
Beverly Hills, California 90210

Attn: Eva M. Kalawski, Esq.
Facsimile No.: (310) 712-1863

with a copy to:	Bingham McCutchen LLP
600 Anton Boulevard, Suite 1800
Costa Mesa, California 92626
Attn: James W. Loss, Esq.
Facsimile No.: (714) 830-0726
or at such other address and facsimile number as the Holder shall have furnished to the Maker by first class mail.
     12. Waiver. The Holder shall not by any act (except by a written instrument in accordance with Section 9 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Holder, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.
     13. JURISDICTION. ALL LEGAL ACTIONS OR PROCEEDINGS BROUGHT AGAINST THE MAKER WITH RESPECT TO THIS NOTE MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS NOTE THE MAKER ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE JURISDICTION OF THE AFORESAID COURTS. THE MAKER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. THE MAKER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY LEGAL ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL TO THE ADDRESS OF THE MAKER SET FORTH ABOVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A HOLDER TO BRING PROCEEDINGS AGAINST THE MAKER IN THE COURTS OF ANY OTHER JURISDICTION OR TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.
     14. Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of New York, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

     15. Interest. The rate of interest payable under this Note shall in no event exceed the maximum rate permissible under applicable law. If the rate of interest payable on this Note is ever reduced as a result of this paragraph and at any time thereafter the maximum rate permitted under applicable law exceeds the rate of interest provided for in this Note, then the rate provided for in this Note shall be increased to the maximum rate provided for under applicable law for such period as is required so that the total amount of interest received by the Holder is that which would have been received by the Holder but for the operation of the first sentence of this paragraph.

     IN WITNESS WHEREOF, the Maker has caused this Note to be signed on the date first set forth above.
MAKER:

XATA CORPORATION
/s/ Mark Ties
Mark Ties
Chief Financial Officer

SIGNATURE PAGE TO
SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE DUE 2009

Exhibit A
CHANGE IN CONTROL
     For purposes of this Note, a “Change in Control” of the Maker shall be deemed to occur if any of the following occur:
(1)	Any “person” or “group” (each as defined in the Exchange Act) acquires or becomes a “beneficial owner” (as defined in Rule 13d-3 or any successor rule under the Exchange Act), directly or indirectly, of securities of the Maker representing more than 50% of the combined voting power of the Maker’s then outstanding securities entitled to vote generally in the election of directors (“Voting Securities”).

(2)	Approval by the stockholders of the Maker of a reorganization, merger or consolidation of the Maker or a statutory exchange of outstanding Voting Securities of the Maker, unless, immediately following such reorganization, merger, consolidation or exchange, all or substantially all of the persons who were the beneficial owners, of Voting Securities of the Maker immediately prior to such reorganization, merger, consolidation or exchange beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such reorganization, merger, consolidation or exchange in substantially the same proportions as their ownership, immediately prior to such reorganization, merger, consolidation or exchange, of the Voting Securities of the Maker; or

(3)	Approval by the stockholders of the Maker of (x) a complete liquidation or dissolution of the Maker or (y) the sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Maker(in one or a series of transactions.